Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and between
LOCATEPLUS HOLDINGS CORPORATION,
LOCATEPLUS CORPORATION, AND
CERTIFION CORPORATION,
as Seller
and
USA PROTECT, LLC
as Purchaser
Dated as of September 23, 2011

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ii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of September 28, 2011 (the “Execution Date”), is by and between LocatePLUS Holdings Corporation, a Delaware corporation (“LocatePLUS Holdings”), LocatePLUS Corporation, a Delaware corporation (“LocatePLUS”), and Certifion Corporation, a California corporation (“Certifion” and together with LocatePLUS Holdings and LocatePLUS, the “Seller”), and USA Protect, LLC, a Delaware limited liability company (the “Purchaser”). In this Agreement, Seller and Purchaser are hereinafter collectively referred to as the “Parties.”
RECITALS
     A. Seller is engaged in the business of providing various types of public and private data to business and credentialed clients throughout the United States (the “Business”).
     B. On June 16, 2011, Seller and certain of its affiliates (collectively, the “Debtors”) commenced a case under Chapter 11 of the Bankruptcy Code by filing a voluntary petition for relief (“Seller Chapter 11 Case”) with the Bankruptcy Court. On July 15, 2011, the Bankruptcy Court approved the appointment of Stephen S. Gray as Chapter 11 Trustee in the Seller Chapter 11 Case (the “Trustee”). Purchaser’s purchase of substantially all of Seller’s assets will occur pursuant to an order of the Bankruptcy Court authorizing Seller to consummate this Agreement and all transactions required or contemplated hereunder.
     C. On September 21 and 22, 2011, the Bankruptcy Court held an auction (the “Auction”) where the Purchaser was the Successful Bidder in accordance with and pursuant to the terms in this Agreement.
     D. Upon the terms and subject to the conditions contained in this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase and acquire from Seller, all of Seller’s right, title and interest in and to certain assets pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.
AGREEMENT
     In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Recitals. The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.
     Section 1.2. Definitions. The definitions set forth on Schedule 1.2 shall apply to and constitute part of this Agreement, the Schedules and all Exhibits attached hereto.

     Section 1.3. Other Terms. As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable Legal Requirement, will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto. The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. References in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein. References to the consent or approval of any Party mean the written consent or approval of such Party, which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except to the extent otherwise specified herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof. Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment. All references to “dollars” or “$” or “US$” in this Agreement means U.S. dollars.
     Section 1.4. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.
     Section 1.5. Time. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties. All references herein to time are references to prevailing Eastern time, unless otherwise specified herein.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE
     Section 2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller, through the Trustee as its estate representative in the Seller Chapter 11 Case and only in such capacity, shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities), all right, title and interest in, to and under all of the assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith (the “Included Assets”), including:
     (a) All Contracts identified on Schedule 2.1(a) (provided that Purchaser may, subject to Section 2.5(c), upon notice to Seller, at any time on or before the Closing Date, add any Contract to Schedule 2.1(a) and/or remove any Contract from Schedule 2.1(a), including all rights and obligations arising out of or relating to any such Contract) to the extent such Contracts may be assumed and assigned under Section 365 of the Bankruptcy Code (such Contracts, subject to such addition or removal, the “Assumed Contracts”);
     (b) all Systems and any other Equipment;
     (c) all Software, including the Software described on Schedule 2.1(c);
     (d) all Intellectual Property Rights, including all Domain Names, of Seller, including all Domain Names set forth on Schedule 3.6 and any other intellectual property described on Schedule 3.6 (including the names of LocatePLUS, Entersect and any other trade names used in the Business and such Intellectual Property Rights including Software, collectively, “Business IP”);
     (e) all Books and Records (provided that Seller may, in its discretion and at its sole expense, retain one copy of the Books and Records, for the sole purpose of the Seller Chapter 11 Case, winding down its operations);
     (f) all Claims or causes of action of Seller related to the Business;
     (g) all goodwill associated with the Business;
     (h) all supplies, goods, materials, work in progress, properties, rights and other assets used or held for use by Seller in connection with the Business;
     (i) all customer lists, addresses, telephone numbers and fax numbers used in the Business, to the extent such numbers may be assumed and assigned under Section 365 of the Bankruptcy Code or are otherwise transferrable to Purchaser;
     (j) all Contract Rights; and
     (k) all Permits to the extent transferable after giving effect to the Sale Order.

     Section 2.2. Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the Excluded Assets to Purchaser, and Seller or an Affiliate thereof, as applicable, shall retain all right, title and interest to, in and under the Excluded Assets and neither Purchaser nor any Affiliate of Purchaser shall have any Liability therefor. “Excluded Assets” shall mean the following assets, properties and rights of Seller:
     (a) any and all rights of Seller under this Agreement;
     (b) all Accounts Receivable except as otherwise provided in the last sentence of Section 2.10 hereof;
     (c) all Avoidance Actions of Seller;
     (d) all Deposits;
     (e) the equity interests of LocatePLUS Holdings and any and all corporate attributes, other than the corporate name “LocatePLUS Holdings Corporation,” associated with LocatePLUS Holdings;
     (f) any and all interest, including equity interests, of Seller in Dataphant Inc., Employment Screening Profiles, Inc., Metrigenics, Inc. and Worldwide Information, Inc. and all assets owned and used by Dataphant Inc., Employment Screening Profiles, Inc., Metrigenics, Inc. or Worldwide Information, Inc., other than assets owned by Employment Screening Profiles, Inc. or Worldwide Information, Inc. that are used exclusively in Seller’s Business;
     (g) all rights to refunds, credits, deposits or prepayments or the equivalent owing to Seller from any taxing authority;
     (h) any and all of Seller’s rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, (i) against any current or former officer, director, employee, shareholder, creditor, representative, advisor, counsel or professional of the Seller arising prior to the Closing, (ii) currently alleged in Adversary Proceeding No. 11-1259 pending in the Bankruptcy Court, or that arise out of the same transactions and occurrences alleged therein, and (iii) for any action, conduct or omission of Lexis-Nexis or Transunion;
     (i) the Excluded Contracts and any and all rights thereunder, including, without limitation, any setoff rights;
     (j) the Retained Books and Records; provided, that prior and subsequent to the Closing Date, Purchaser shall have the right to make copies of any portions of the Retained Books and Records to the extent that such portions relate to, are relevant to, or were used prior to the Closing Date in connection with the operation of, the Business or any of the Included Assets;
     (k) any cash or cash equivalents and all bank accounts of Seller (including, for this purpose, all collected funds (including checks), at or prior to 12:01 a.m., prevailing Eastern time on October 1, 2011 received by Seller (including in a lockbox of Seller);

     (l) all Deposits under this Agreement, any Excluded Contract or for workers’ compensation collateral;
     (m) all assets of Seller related to or under any Employee Benefit Plans;
     (n) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not included within the Included Assets, (B) any item of tangible or intangible property not included within the Included Assets, or (C) any Excluded Liability;
     (o) all claims under Seller’s insurance policies, and all proceeds from claims under such insurance policies;
     (p) all Equipment set forth on Schedule 2.1(b) and all Equipment of Dataphant Inc. and Metrigenics, Inc.;
     (q) the Beverly Facility Media; and
     (r) the assets, properties and rights set forth on Schedule 2.2(r).
     Section 2.3. Condition of Conveyance. Without limiting the provisions of this Agreement relating to the Closing, the sale, transfer, assignment, conveyance or delivery of the Included Assets shall be effected (a) by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate and (b) free and clear of any and all Encumbrances other than Permitted Encumbrances) and Claims (other than Assumed Liabilities).
     Section 2.4. Purchase Price. The purchase price for the Included Assets (the “Purchase Price”) shall consist of (i) cash in an amount equal to the sum of Three Million Four Hundred Sixty Two Thousand Four Hundred Seven Dollars and no cents ($3,462,407.00) (such cash amount, the “Cash Purchase Price”) and (ii) assumption of the Assumed Liabilities.
     Section 2.5. Assumption of Liabilities. On the Closing Date, Purchaser shall assume and agree to pay, perform and discharge when due, the Assumed Liabilities, but only to the extent not paid, performed or discharged by Seller on or prior to the Closing Date. Other than the Assumed Liabilities, Purchaser is not assuming and shall not be liable for any liabilities or obligations of Seller or any Affiliate of Seller. For purposes of this Agreement, “Assumed Liabilities” shall mean the following Liabilities only (to the extent not paid at or prior to the Closing):
     (a) in addition to the liabilities set forth in Section 2.5(b) below, all liabilities and obligations of Seller under the (i) Assumed Contracts, (ii) Contract Rights, and (ii) Permits that constitute Included Assets, in each case, to the extent relating to and arising after the period commencing on or after the Closing Date; provided, however, that if any pre- or post-petition Claim is brought against any Debtor with respect to any Contract Right, Purchaser shall have the right to designate such Contract Right as an Excluded Asset within two days of receipt of written notice from Seller of such Claim; and, provided, further, that if Purchaser does not so designate such Contract Right as an Excluded Asset, Purchaser shall indemnify and hold harmless Seller against any claims, liabilities and expenses (including reasonable attorneys fees) of Seller related to any such pre- or post-petition Claim;
     (b) all cure amounts owing under any of the Assumed Contracts as of the Closing Date which the Bankruptcy Court may order to be paid as a condition to Seller’s assignment to Purchaser of any Assumed Contracts (collectively, the “Cure Costs”); provided, however, that in all events, any and all cure amounts owing under the Cummings Lease (the “Cummings Lease Cure Amounts”) shall not be included in the definition of Cure Costs; and further provided however, that Purchaser shall have the right to amend Schedule 2.1(a) anytime prior to the Closing Date to include one or more Contracts on the list of Assumed Contracts subject to (i) Purchaser agreeing to pay such amount(s), if any, as agreed to between Purchaser and the non-debtor contract party to cure defaults under Section 365(b) of the Bankruptcy Code or (ii) in the event that the Purchaser and such non-debtor contract party cannot agree upon such cure amount, then Purchaser agreeing to pay the cure amount(s), if any, as determined by order of the Bankruptcy Court following a hearing to address the disputed cure claim; provided further however that, following such hearing, Purchaser may elect to exclude such Contract from the list of Assumed Contracts, in which event such Contract shall not be assumed and the Cure Cost shall not be payable;
     (c) accrued obligations and liabilities, including data costs and other ordinary course expenses, and Employee Related Liabilities, in each case with respect to Seller, Dataphant Inc., Employment Screening Profiles, Inc. and Worldwide Information, Inc. (the “Assumed Obligations”), which Assumed Obligations shall be paid by Purchaser in the Ordinary Course;
     Section 2.6. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any Affiliate of Purchaser shall assume, and shall not be deemed to have assumed, any Liabilities of Seller other than the Assumed Liabilities (all such other Liabilities, including the Cummings Lease Cure Amounts, the “Excluded Liabilities”).
     Section 2.7. Procedures for Assumption of Agreements. (a) Subject to the terms and conditions of this Agreement and the entry of the Sale Order, at the Closing and pursuant to Section 365 of the Bankruptcy Code, Seller shall assign and Purchaser shall assume the Assumed Contracts, subject to provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment of the Cure Costs in respect of the Assumed Contracts. All Cure Costs in respect of Assumed Contracts shall be borne by Purchaser, except that Cummings Lease Cure Amounts, if any, shall be paid by Seller.
     (b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Included Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required under applicable Law. In such event, Seller will use their best efforts to obtain the Necessary Consents, at their cost and expense, with respect to any such Included Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request. To the extent that Seller cannot obtain such Necessary Consent prior to Closing, Purchaser shall have the right, but not the obligation, to designate such Included Asset as an “Excluded Asset” hereunder, with a corresponding reduction in Cash Purchase Price as mutually agreed upon by the Parties, in which event (and only in which event) such Consent shall not be deemed a Necessary Consent for purposes of the condition set forth in Section 6.1(e). Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, Seller shall promptly transfer, assign, convey and deliver such asset to Purchaser at no additional cost; provided, however, that if the Seller fails to obtain such Consent, Seller shall remit to Purchaser an amount equal to the reduction in Cash Purchase Price that would have been required at Closing if the Purchaser had elected to designate such Included Asset as an Excluded Asset. Except as otherwise expressly provided in this Section 2.7(a), the condition set forth in Section 6.1(e) shall apply to all Necessary Consents.
     (c) If following the Closing, Seller receives or becomes aware that it holds any asset, property or right which constitutes an Included Asset, then Seller shall transfer such asset, property or right to Purchaser as promptly as practicable for no additional consideration.
     (d) If following the Closing, Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Purchaser shall transfer such asset, property or right to Seller as promptly as practicable for no additional consideration.
     Section 2.8. Purchase Price Deposit.
     (a) As of the date hereof, Purchaser has deposited with the Escrow Holder, by wire transfer of immediately available funds, as an earnest good-faith money deposit and security for the performance of Purchaser’s obligations under this Agreement, an amount equal to One Hundred Thousand Dollars and no cents ($100,000.00) (the “Purchase Price Deposit”).
     (b) At the Closing, the Purchase Price Deposit shall be credited and applied toward the Cash Purchase Price in accordance with Section 7.3.
     Section 2.9. Purchase Price Allocation. The Purchase Price (and all other capitalizable costs) will be allocated for Tax purposes (the “Allocation”) among the Included Assets in accordance with IRC Section 1060 as mutually agreed upon by Purchaser and Seller. Purchaser shall submit a proposed allocation to Seller not more than thirty (30) days after the Closing and Seller shall agree to such proposed allocation unless such allocation is in violation of IRC Section 1060. The Parties shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the agreed upon Allocation. No Party hereto shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law.
     Section 2.10. Accounts Receivable. During the Collection Period, Purchaser shall make reasonable efforts to collect the Accounts Receivable on behalf of Seller, including by taking such actions as are requested by Seller and which constitute the normal and ordinary course in which Seller has collected its receivables prior to the Closing Date; provided, however that Seller may continue to take any actions it deems reasonably necessary to collect the Accounts

Receivable (it being understood that such actions shall include, but not be limited to, all actions which would constitute the normal and ordinary course of Seller prior to the Closing Date). Within five (5) days after the end of each calendar month in the Collection Period, Purchaser shall furnish Seller with a list of the amounts collected during such period with respect to the Accounts Receivable, and Purchaser shall pay over to Seller such collected amounts in full. Any payment received by the Purchaser during the Collection Period from any account debtor owing on any of the Accounts Receivable shall first be applied in reduction of the oldest outstanding balance due from such account debtor. Purchaser agrees not to encourage or induce any account debtor to delay or reduce the payment of any Accounts Receivable. Upon the expiration of the Collection Period, all Accounts Receivable which then remain uncollected shall be deemed assigned to Purchaser and Seller shall have no further rights, obligation or liability with respect thereto and Seller shall not make any representation regarding any such Accounts Receivable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided herein, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Included Assets. As of the date hereof and as of the Closing Date, Seller represents and warrants to Purchaser as follows:
     Section 3.1. Corporate Status. Each Seller is duly organized and validly existing under the laws of its jurisdiction of organization. Each Seller has all requisite corporate power and authority to own, lease, develop and operate the Included Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code and Orders of the Bankruptcy Court).
     Section 3.2. Power and Authority. Subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order, Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to the entry of the Sale Order, the execution, delivery and performance by Seller of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement and to consummate the Transaction.
     Section 3.3. Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller’s certificate or articles of incorporation or by-laws, or of any statute or administrative regulation, or of any Order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award to which Seller is a party or by which Seller is bound, in each case, subject to the effect of applicable bankruptcy Law and the Sale Order.
     Section 3.4. Consents. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement does not, and the consummation by Seller of the

Transaction will not require Seller to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority or other third party, other than the Sale Order.
     Section 3.5. Included Assets. Except as disclosed in Schedule 3.5 and Schedule A, Seller has good, valid and marketable title to the Included Assets, free and clear of all Encumbrances. Upon the sale of the Included Assets on the Closing Date, Purchaser, pursuant to the Sale Order, shall be the owner thereof and hold good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities), to the maximum extent permitted under Sections 105 and 363 of the Bankruptcy Code and other applicable law.
     Section 3.6. Intellectual Property Rights. Schedule 3.6 sets forth a complete and accurate list of all of Seller’s Marks, Patents and Copyrights, Internet domain name registrations owned by Seller and licenses of rights in computer software (other than “off the shelf” shrink wrap software), Marks, Patents and Copyrights, whether to or by Seller, Seller is the exclusive owner of the Intellectual Property Rights free and clear of any Encumbrances.
     Section 3.7. Employee Matters. Schedule 3.7 sets forth a complete and accurate list of the names and current annual base compensation rates of all permanent salaried and hourly employees currently employed in connection with the operation of the Business as of September 26, 2011 (the “Seller Employees”).
     Section 3.8. Financial Information. To the knowledge of Trustee, all financial information of Seller delivered by Seller to Purchaser for periods since June 16, 2011 was, as of the time of delivery and as of the Closing, accurate in all material respects.
     Section 3.9. Brokers. No person has acted as a broker on behalf of Seller in connection with the consummation of the Transaction, and Seller has not incurred or become liable for any broker’s commission or finder’s fee which would or may become payable by Purchaser relating to or in connection with the Transaction, and Seller shall indemnify and hold Purchaser harmless from and against any liability with respect to any and all such commissions and fees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller as follows:
     Section 4.1. Corporate Status. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Section 4.2. Validity. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order). The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite limited liability company action on the part of Purchaser, and no other limited liability company proceeding on the part of Purchaser is necessary to authorize this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than Purchaser) constitutes (or will constitute) valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).
     Section 4.3. Consents. The execution, delivery and performance by Purchaser of this Agreement does not, and the consummation by Purchaser of the Transaction will not require Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order.
     Section 4.4. Broker Fees. Purchaser has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction that would be payable by Seller.
     Section 4.5. Resources. Purchaser has, and at the Closing, Purchaser will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including, without limitation, sufficient funds available to pay the Cash Purchase Price. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind that would materially impair Purchaser’s ability to use such funds to satisfy its payment and funding obligations under this Agreement.
     Section 4.6. Investigation. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Included Assets, that it has made such reviews and inspections of the Included Assets as it deems commercially reasonable, necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the Transaction, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties other than those expressly set forth in this Agreement, upon which it has relied.
ARTICLE V
COVENANTS
     Section 5.1. Closing Documents. The Parties shall proceed diligently and in good faith to attempt to settle, on or before the Closing Date or such earlier date as may be expressly set forth herein, the contents of all Closing Documents to be executed and delivered by Seller and Purchaser.
     Section 5.2. Matters Requiring Notice.
     Seller, on the one hand, and Purchaser, on the other hand, shall:
     (a) promptly notify the other of any written notice or other written communication received by Seller, in the case of Seller, or Purchaser, in the case of Purchaser, from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction;

     (b) promptly, and in no event later than the Closing, notify the other of any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time that would make such representation or warranty false in any material respect; and
     (c) promptly, and in no event later than the Closing, notify the other of any breach of any covenant or agreement of such Party contained in this Agreement at any time.
     (b) Notwithstanding anything to the contrary in this Agreement, delivery of any notice pursuant to Section 5.2(a) and any access to or provision of information (including pursuant to Section 5.4) shall not modify any of the representations, warranties, covenants or agreements of the Parties (or rights or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.
     Section 5.3. Supplement to Disclosure Schedules. From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to propose to Purchaser any supplement or amendment to the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”), and, upon receipt by Seller of written approval by Purchaser of such Schedule Supplement, each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that has had a Material Adverse Effect, then Purchaser shall have the right to terminate this Agreement pursuant to Section 9.1(e); provided, further, that if Purchaser has the right to, but does not elect to terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 6.1.
     Section 5.4. Access to Information/Confidentiality/Preservation of Books and Records.
     (a) From the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, Purchaser shall be entitled, through its Representatives (including their legal advisors and accountants), to make such investigation of Seller, the Included Assets and the Assumed Liabilities and such examination of the Books and Records as it reasonably requests and to make extracts and copies of such Books and Records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice in a manner that minimizes disruption to the business, operations and activities of Seller. Seller shall use their reasonable best efforts to cause their Representatives to cooperate with Purchaser and its Representatives in connection with such investigation and examination. Notwithstanding anything to the contrary contained herein, Purchaser shall not be entitled to access or examine any information which Seller reasonably determines (i) is protected by attorney-client privilege, work-product or any other similar privilege or doctrine or (ii) the disclosure of which is prohibited pursuant to any Contract or applicable Law.
     (b) From and after the Closing and for so long as the Seller Chapter 11 Case is pending or twelve (12) months after Closing, whichever period is shorter, Purchaser agrees to provide Seller with reasonable access to Books and Records (and allow Seller to make extracts and copies of such Books and Records during such access) solely in connection with the wind down of the Seller Chapter 11 Case or any other proceeding or action relating thereto at Seller’s sole cost and expense. Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the business, operations and activities of Purchaser, including Purchaser’s operation of the Business. Notwithstanding anything to the contrary contained herein, Seller shall not be entitled to access or examine any information which Purchaser reasonably determines (i) includes trade secrets or other proprietary information, (ii) is protected by attorney-client privilege, work-product or any other similar privilege or doctrine, (iii) the disclosure of which is prohibited pursuant to any Contract or applicable Law, or (iv) includes customer names or pricing information.
     (c) Purchaser agrees, within ten (10) days after Closing, to prepare, in accordance with ordinary and usual practices, on Seller’s behalf, month-end financial statements of Seller for the month of September 2011.
     (d) Confidentiality of Purchaser. Unless and until the Closing has been consummated, Purchaser shall hold, and shall cause its Affiliates, counsel, independent certified public accountants and appraisers to hold in confidence any confidential data or information made available to Purchaser in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such confidential data or information.
     (e) Confidentiality of Seller. Unless and until the Closing has been consummated, and if the Closing has been consummated, thereafter, Seller shall hold, and shall cause its Affiliates, counsel, independent certified public accountants and appraisers to hold in confidence any confidential data or information made available to Seller in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller agrees that it shall return or cause to be returned to Purchaser all written materials and all copies thereof that were supplied to Seller by Purchaser and that contain any such confidential data or information.
     Section 5.5. Disclaimer of Additional Warranties. Purchaser hereby acknowledges and agrees that, except as set forth in Article III, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Included Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Included Assets, the physical condition of any personal property comprising a part of the Included Assets or which is the subject of any Assumed Contract or Contract Right, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Lease to be assumed by Purchaser at the Closing or any other real property or improvements comprising a part of the Included Assets, the zoning of any such real property or improvements, the value of the Included Assets (or any portion thereof), the transferability of Included Assets, the terms, amount, validity, collectability or enforceability of any Claim, Assumed Contract, Contract Right, the title to the Included Assets (or any portion thereof), or any other matter or thing relating to the Included Assets or any portion thereof). Without in any way limiting the foregoing, except as set forth in Article III Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Included Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions the property and all such other matters relating to or affecting the Included Assets as Purchaser deemed commercially reasonable, necessary and appropriate and that in proceeding with its acquisition of the Included Assets, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, except only for the representations and warranties set forth in Article III (which do not survive the Closing Date), Purchaser will accept the Included Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” Without limiting the generality of the immediately foregoing, except for the representations and warranties specifically contained in Article III, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the assets of Seller; it being the intention of the Parties that the Included Assets are to be accepted by Purchaser in their present condition and state of repair.
     Section 5.6. Required Approvals.
     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall use reasonable best efforts to cooperate and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Legal Requirement) to consummate the Closing and the Transaction as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required pursuant to any applicable Legal Requirement to be filed to consummate the Closing and the Transaction and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, Orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Authority.
     (b) The Parties shall use reasonable best efforts to take all reasonable steps as may be necessary to obtain an approval from, or to resolve any Legal Proceeding by, any Governmental Authority, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transaction or the performance of obligations hereunder under any antitrust law.
     Section 5.7. Publicity. Except as required by applicable Legal Requirement, including any Order by the Bankruptcy Court in connection with any filings by Seller in any proceedings before the Bankruptcy Court or in connection with the Auction, Seller shall not (and shall cause its Representatives not to) issue any press release or make any public announcement concerning this Agreement or the Transaction without having (i) provided Purchaser at least three (3) Business Days to review and comment on such release or announcement and (ii) received Purchaser’s written consent to issue such press release or make such announcement which consent shall not be unreasonably withheld or delayed.
     Section 5.8. Certain Matters Relating to Seller Employees.
     (a) Prior to the Closing Date, Purchaser will provide Seller with a list of Seller Employees to whom Purchaser will offer employment on such terms and conditions as Purchaser will determine. Any Seller Employee who accepts an offer of employment with the Purchaser and actually commences employment with the Purchaser as of the day following the Closing

Date is referred to herein as a “Seller Transferred Employee.” Seller shall be responsible for the provision and administration of any group health plan continuation coverage to which any employee or former employee (or spouse or dependent of any employee or former employee) of Seller is entitled (including, but not limited to, by reason of the Closing of the transactions contemplated by this Agreement) under Section 4980B of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder or any applicable state law providing for group health plan continuation coverage.
     (b) As of the Closing Date, all Seller Transferred Employees will be deemed to have resigned their employment with the applicable Seller and will cease active participation in Seller’s or Seller’s Affiliate’s Employee Benefit Plans.
     (c) Effective upon the Closing Date, Seller hereby assigns (to the extent assignable), for the benefit of Purchaser and its Affiliates, any and all restrictions in any Employee Benefit Plan or Contract relating to (i) non-competition with Seller or (ii) maintenance of confidentiality of any information for the benefit of Seller, in each case, with or covering any Seller Employee (as defined below).
     (d) In accordance with Section 2.5(c), Purchaser shall assume all Employee Related Liabilities. With respect to any and all Seller Transferred Employees, Purchaser shall satisfy such Employee Related Liabilities in the Ordinary Course and in compliance with all laws. With respect to all other Employee Related Liabilities, Purchaser shall satisfy such assumption by paying to Seller in immediately available funds an amount equal to all such Employee Related Liabilities upon receipt from Seller of an invoice for such amount. Purchaser shall indemnify Seller for any and all costs, expenses and liabilities (including reasonable attorneys’ fees) incurred by Seller or its Affiliates due to a breach of this Section 5.8(d).
     (e) Following the Closing Date, Seller and Purchaser shall cooperate reasonably with each other to provide all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to any Seller Transferred Employee.
     Section 5.9. Preservation of the Business and the Included Assets. Unless Purchaser otherwise consents, during the period prior to the Closing Date, subject to the Orders and direction of the Bankruptcy Court, Seller shall, taking into account the current operating status of the Included Assets, use commercially reasonable efforts to maintain and preserve the Included Assets.
     Section 5.10. Destruction of Beverly Facility Media. Seller shall promptly arrange for the prompt destruction of all Beverly Facility Media, and shall provide Purchaser with a certification thereof within thirty (30) days following the Closing Date.
     Section 5.11. Assets of the Business. Seller shall (i) cause Employment Screening Profiles, Inc. and Worldwide Information, Inc. to sell, transfer, assign, convey and deliver to Seller, free and clear of Encumbrances and Claims (other than Assumed Liabilities), all right, title and interest in, to and under all of the assets, properties, rights and claims of any nature whatsoever that are used solely and exclusively in Seller’s Business (other than assets that, if owned by Seller, would be Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith and (ii) provide evidence of such transfers, conveyances and deliveries to Purchaser.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1. Conditions for Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver in writing by Purchaser, at or before the Closing, of each of the following conditions:
     (a) All of the covenants and agreements in Articles II, V, VI, VII and VIII of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects.
     (b) The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date prior to or as of the Closing Date, which shall be true and correct in all material respects as of such specified date).
     (c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Legal Requirement (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.
     (d) The Bankruptcy Court shall have entered the Sale Order.
     (e) All Necessary Consents shall have been obtained in form and substance satisfactory to Purchaser, and copies of all such Consents shall have been delivered by Seller to Purchaser.
     (f) Seller shall have assigned to Purchaser and Purchaser shall have assumed the Assumed Contracts for which Purchaser has provided adequate assurance of future performance under such Contracts pursuant to Section 365 of the Bankruptcy Code and the Sale Order.
     (g) During the period commencing on July 15, 2011 and ending on the Closing Date, there shall not have been any theft, damage or destruction of a material portion of the Included Assets.
     (h) During the period commencing on July 15, 2011 and ending on the Closing Date, there shall have been no change that has had a Material Adverse Effect on the Included Assets or the Business each considered as a whole.
     (i) The Closing shall occur no later than September 30, 2011; provided, however that such date may be extended by five (5) Business Days in the event that, on or prior to September 30, 2011, Purchaser provides written notice to Seller that Purchaser has failed to satisfy any condition in this Agreement and Purchaser satisfies such condition on or prior to the date which is five (5) Business Days following September 30, 2011.
     (j) The deliveries described in Section 7.2 shall have been made.
     Section 6.2. Conditions for Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver in writing by Seller, at or before the Closing, of each of the following conditions:
     (a) All of the covenants and agreements in this Agreement to be complied with or performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.
     (b) The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date prior to or as of the Closing Date, which shall be true and correct in all material respects as of such specified date).
     (c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Legal Requirement (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.
     (d) The Bankruptcy Court shall have entered the Sale Order.
     (e) All requisite clearances or Consents by any Governmental Authority under any antitrust or trade regulation laws shall have been obtained.
     (f) The Closing shall occur no later than September 30, 2011; provided, however that such date may be extended by five (5) Business Days in the event that, on or prior to September 30, 2011, Seller provides written notice to Purchaser that Seller has failed to satisfy any condition in this Agreement and Seller satisfies such condition on or prior to the date which is five (5) Business Days following September 30, 2011.
     (g) The deliveries described in Section 7.3 shall have been made.
     (h) The Escrow Holder shall have released the Purchase Price Deposit.
ARTICLE VII
CLOSING
     Section 7.1. Closing Arrangements. The consummation of the Transaction (the “Closing”) shall take place at 10:00 a.m. on September 30, 2011 (or within five (5) Business Days thereafter if all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Brown Rudnick LLP, at One

Financial Center, Boston, MA, or at such other time or place as may be mutually agreed to by the Parties. The Closing shall be effective as of midnight on the Closing Date or as provided in Section 6.1(i) and 6.2(f), respectively.
     Section 7.2. Seller’s Deliveries. On or prior to the Closing Date, Seller shall deliver or cause to be delivered the following items and documents to Purchaser:
     (a) a certificate representing and certifying that the conditions set forth in Section 6.2 have been fulfilled, duly executed by Seller;
     (b) the Bill of Sale duly executed by Seller;
     (c) the Assignment of Marks and Names duly executed by Seller;
     (d) the Assignment and Assumption Agreement duly executed by Seller;
     (e) a certified copy of the Sale Order;
     (f) an incumbency and specimen signature certificate with respect to the Trustee executing this Agreement and the other documents to be executed in connection with the transactions contemplated by this Agreement; and
     (g) right to possession of Included Assets including keys, locks, safe combinations, passwords, access codes and any items otherwise required to obtain immediate control of the Included Assets.
     Section 7.3. Purchaser’s Deliveries. On or before the Closing Date, Purchaser shall deliver or cause to be delivered the following items and documents to Seller:
     (a) the Purchase Price Deposit and the remaining Cash Purchase Price, by wire transfer of immediately available funds;
     (b) a certificate representing and certifying that the conditions set forth in Section 6.1 have been fulfilled, duly executed by Purchaser;
     (c) the Assignment and Assumption Agreement duly executed by Purchaser; and
     (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and the other documents to be executed in connection with the transactions contemplated by this Agreement.
     Section 7.4. Tax Matters.
     (a) In accordance with Section 1146(a) of the Bankruptcy Code, the making or delivery of any instrument or transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the right, title and interest contemplated by this Agreement, shall be in contemplation of a plan of reorganization to be confirmed in the Seller Chapter 11 Case, and such shall be free and clear of any and all transfer tax, stamp tax or similar taxes (collectively, the “Transfer Taxes”). Such instrument, order and agreement transferring the Included Assets to the Purchaser, shall contain the following endorsement:
“Because this instrument has been authorized pursuant to an order of the United States Bankruptcy Court for the District of Massachusetts, in contemplation of a plan of reorganization of the Debtor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. §1146(a).”
Notwithstanding the foregoing, in the event any Transfer Tax or similar taxes are payable hereunder to a U.S. Governmental Authority, such Transfer Taxes shall be borne by one-half by Purchaser and one-half by Seller.
     (b) Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the Included Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, Claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.
ARTICLE VIII
BANKRUPTCY COURT APPROVAL
     Section 8.1. Sale Process. On or before the Closing Date, Seller shall use its reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Order, authorizing Closing on or prior to the Closing Date.
     Section 8.2. Certain Bankruptcy Undertakings. Without limiting the other obligations of the parties hereunder, each of Seller and Purchaser agrees to use reasonable best efforts to do such further acts and things and to execute and deliver such additional agreements and instruments as may reasonably be required to consummate, evidence, confirm or obtain Bankruptcy Court approval of the sale of the Included Assets or any other agreement contemplated hereby and to consummate the Transaction. Purchaser shall provide reasonable adequate assurances as required under the Bankruptcy Code with respect to any Assumed Contracts along with payment of all Cure Costs due thereunder. In the event the Sale Order is appealed, Seller and Purchaser shall use their respective reasonable efforts to defend such appeal.
ARTICLE IX
TERMINATION OF AGREEMENT
     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written Consent of Seller and Purchaser;
     (b) by Seller or Purchaser, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action, in each case, having the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction;

     (c) by either Party, if the Closing has not occurred on or prior to the Closing Date, provided that the failure of the Closing to occur on or prior to the Closing Date is not a result of such Party’s failure to satisfy the conditions to the Closing contained in this Agreement on or before the Closing Date;
     (d) by Seller, in the event of any inaccuracy in any of Purchaser’s representations or warranties contained in this Agreement or any breach of any of Purchaser’s covenants or agreements contained in this Agreement which, in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within five (5) Business Days after written notice thereof;
     (e) by Purchaser, in the event of any inaccuracy in any of Seller’s representations or warranties contained in this Agreement or any breach of any of Seller’s covenants or agreements contained in this Agreement which, in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.1, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within five (5) Business Days after written notice thereof;
     (f) by Seller or Purchaser, if the Sale Order shall not have been entered by noon prevailing Eastern time on September 30, 2011; or
     (g) by Seller or Purchaser, if the Seller Chapter 11 Case shall be converted into a case under Chapter 7 of the Bankruptcy Code or dismissed.
     Section 9.2. Purchase Price Deposit. (a) If this Agreement is terminated pursuant to Section 9.1 and Purchaser is not in material breach of this Agreement at the time of termination, then the Purchase Price Deposit shall be returned to Purchaser within two (2) Business Days of such termination.
     (b) If this Agreement is terminated pursuant to Section 9.1 and Purchaser is in material breach of this Agreement at the time of termination, and Seller is otherwise able to perform all of its obligations hereunder other than due to Purchaser’s breach, then the Purchase Price Deposit shall be disbursed to Seller (it being understood and agreed that disbursement of the Purchase Price Deposit to Seller shall not be liquidated damages and Seller shall have all other rights and remedies contained herein and available to them at law or in equity) within two (2) Business Days of such termination.
     (c) Purchaser and Seller hereby acknowledge that the terms of this Agreement pertaining to the Purchase Price Deposit shall survive the termination of this Agreement.
     Section 9.3. Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 9.1: a Party, if so requested by the other Party, will return promptly every document furnished to it by the requesting Party or its Representatives in connection with the Transaction, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will cause its Representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.
     Section 9.4. Remedies. Notwithstanding any termination right granted in Section 9.1, in the event of the non-fulfillment of any condition to a Party’s closing obligations such Party may elect to do one of the following:
     (a) proceed to close despite the non-fulfillment of any closing condition (to the extent legally permissible), it being understood that consummation of the Closing by such party shall be deemed a waiver of each breach of any representation, warranty or covenant of the other party and of such party’s rights and remedies with respect thereto;
     (b) decline to close, terminate this Agreement as permitted by Section 9.1 above, receive the Purchase Price Deposit (to the extent set forth in Section 9.2), and thereafter seek monetary damages to the extent permitted in Section 9.5; or
     (c) seek specific performance by the other Party hereto of such other Party’s obligations hereunder which it has failed to perform so that Closing may proceed (it being acknowledged and agreed that the non-breaching Party would be damaged irreparably, the remedies available at law to the non-breaching Party would be inadequate, and the performance of such other Party’s obligations under this Agreement may be specifically enforced).
     Section 9.5. Right to Monetary Damages. If this Agreement is terminated pursuant to Section 9.1, neither Party hereto shall have any claim for monetary damages against the other, except (a) if the circumstances giving rise to such termination were caused by the other Party’s material breach of this Agreement, in which event a termination pursuant to Section 9.1 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said Party, and said Party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys’ fees) and (b) for the payment of the Purchase Price Deposit (as provided in Section 9.2). NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE OBLIGATED TO THE OTHER PARTY OR ANY OTHER PERSON IN CONNECTION WITH ANY BREACH OR TERMINATION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES, INCLUDING LOST PROFITS AND REVENUE.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Survival. The representations and warranties of the Parties in this Agreement shall not survive the Closing. Except as otherwise expressly provided in this Agreement, the agreements and covenants of the Parties shall survive the Closing and remain in full force and effect without time limit in accordance with the terms thereof.
     Notwithstanding anything expressed or implied herein to the contrary, the Parties acknowledge and agree that (1) Purchaser shall be solely responsible for the ownership of the Included Assets from and after the Closing Date, the operation of the Business from and after the

Closing Date, and acts or omissions of Purchaser with respect thereto, and (2) Seller shall have no responsibility or obligation with respect to, or arising out of, any of the foregoing.
     Section 10.2. Relationship of the Parties. Nothing in this Agreement shall be construed so as to make Purchaser or any Affiliate of Purchaser a partner of Seller.
     Section 10.3. Amendment of Agreement. This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.
     Section 10.4. Notices. Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered, sent by facsimile or email or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed or directed as follows, or as may be furnished hereafter by notice, in writing, to the other Party on at least three (3) Business Days’ prior notice, to the following Parties:
(a)	If to Purchaser, to:

USA Protect, LLC 100 Cummings Center Suite 216G Beverly, MA 01915 Attention: Ronald Lifton Facsimile: E-mail:

with a copy (which shall not constitute notice) given in like manner to:

Murtha Cullina LLP 99 High Street 20th Floor Boston, MA 02110 Attention: Daniel C. Cohn, Esq. Facsimile: (617) 210-7058 E-Mail: dcohn@murthalaw.com

(b)	If to Seller, to:

CRG Partners Group LLC Two Atlantic Avenue Boston, MA 02110 Attention: Stephen S. Gray Facsimile: (617) 482-9804 E-Mail: stephen.gray@crgpartners.com with a copy (which shall not constitute notice) given in like manner to:

Brown Rudnick LLP One Financial Center

Boston, MA 02111 Attention: William R. Baldiga, Esq. Facsimile: (617) 856-8201 E-Mail: wbaldiga@brownrudnick.com
     Any Notice which is delivered or is sent by facsimile or email shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a Notice sent by facsimile or email, it shall not be deemed to have been sent unless there has been confirmation of transmission.
     Section 10.5. Fees and Expenses. The Parties agree that, except as otherwise expressly provided in this Agreement, each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transaction.
     Section 10.6. Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law. Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, the Parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes relating to the Transaction. Such court shall have sole jurisdiction over such matters and the Parties affected thereby and Purchaser and Seller each hereby Consent and submit to such jurisdiction; provided, however, that if the Seller Chapter 11 Case has closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the district in which the Bankruptcy Court is located and any appellate court thereof, for the resolution of any such Claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event any such action, suit or proceeding is commenced, the Parties hereby agree and Consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 10.4 hereof, unless another address has been designated by such Party in a Notice given to the other Parties in accordance with the provisions of Section 10.4 hereof.
     Section 10.7. Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM,

ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY AGREEMENTS CONTEMPLATED HEREIN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 10.8. Further Assurances. Subject to the other provisions of this Agreement and to applicable Law, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement, without additional consideration.
     Section 10.9. Entire Agreement. Except as set forth herein, this Agreement constitutes the full and entire agreement between the Parties hereto pertaining to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.
     Section 10.10. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided. All waivers hereunder must be in writing to be effective.
     Section 10.11. Assignment. Neither the rights nor the obligations of either Party may be assigned or delegated, whether by operation of Law or otherwise, without the prior written Consent of the other Party.
     Section 10.12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 10.13. No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.
     Section 10.14. Severability of Provisions. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any Parties. Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the Parties.
     Section 10.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the Execution Date. Any delivery of an executed counterpart of this

Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

SELLER:

LOCATEPLUS HOLDINGS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as Chapter 11 Trustee
Title:	Chapter 11 Trustee

LOCATEPLUS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as Chapter 11 Trustee
Title:	Chapter 11 Trustee

CERTIFION CORPORATION,
a California corporation

By:
Name:	Stephen S. Gray, solely in his capacity as Chapter 11 Trustee
Title:	Chapter 11 Trustee

PURCHASER:

USA PROTECT, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBITS
Exhibit A — Assignment and Assumption Agreement
Exhibit B — Assignment of Marks and Names
Exhibit C — Bill of Sale
SCHEDULES
Schedule 1.2 — Definitions
Schedule 2.1(a) — Assumed Contracts
Schedule 2.1(b) — Equipment
Schedule 2.1(c) — Software
Schedule 2.2(r) — Additional Excluded Assets
Schedule A — Permitted Encumbrances
DISCLOSURE SCHEDULES
Schedule 3.4 — Consents
Schedule 3.5 — Title to Included Assets
Schedule 3.6 — Marks, Patents and Copyrights
Schedule 3.7 — Seller Employees

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made, executed and delivered as of September 30, 2011 by and between LocatePLUS Holdings Corporation, a Delaware corporation, LocatePLUS Corporation, a Delaware corporation, and Certifion Corporation, a California corporation, (“Seller”), and USA Protect, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between Seller and Purchaser, Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in the Included Assets (as defined in the Purchase Agreement) to Purchaser, and Purchaser has agreed to purchase and acquire such Included Assets from Seller, in accordance with Sections 105, 363, and 365 of the Bankruptcy Code, and all as more fully described in the Purchase Agreement.
     WHEREAS, the terms and conditions of the Purchase Agreement were approved by an Order authorizing the sale of assets entered by the United States Bankruptcy Court for the District of Massachusetts on __________, 2011 (the “Sale Order”). Among other things, the Sale Order authorized, subject to certain assumption and assignment procedures approved in the Sale Order, Seller to assign, and Purchaser to assume, all of the Assumed Contracts pursuant to Sections 365(b), (c), and (f) of the Bankruptcy Code.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized terms that are used but not defined in this Assignment and Assumption Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.
     2. Assignment. Except as set forth in Section 3 below and subject to the terms and conditions of the Purchase Agreement, Seller does hereby sell, convey, assign, transfer and deliver to Purchaser all of Seller’s right, title and interest in, to and under all of the Included Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities) pursuant to Sections 105, 363, and 365 of the Bankruptcy Code.
     3. Excluded Assets. Notwithstanding anything herein to the contrary, the Excluded Assets are specifically excluded from the Included Assets and shall be retained by Seller at and following the Closing Date.
     4. Assumption. Purchaser hereby assumes and agrees to pay when due, perform and discharge, in due course, the Assumed Liabilities, as and only to the extent expressly provided in the Purchase Agreement.

     5. Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any Excluded Liabilities, which shall remain the sole obligation and responsibility of Seller.
     6. No Third Party Beneficiaries. Nothing in this Assignment and Assumption Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Assignment and Assumption Agreement.
     7. Binding Effect; Assignment. This Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of Purchaser and Seller and their respective successors (whether by operation of Law or otherwise) and permitted assigns. For the avoidance of doubt, Purchaser may assign all or any portion of its rights and obligations hereunder to one or more Affiliates of Purchaser.
     8. Governing Law. This Assignment and Assumption Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by the Bankruptcy Code.
     9. Construction. This Assignment and Assumption Agreement is delivered pursuant to and is subject to the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Assignment and Assumption Agreement, the terms of the Purchase Agreement shall prevail.
     10. Notices. All notices and other communications hereunder shall be made in accordance with Section 10.4 of the Purchase Agreement.
     11. Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts and by facsimile (or by other electronic means), each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.
[Signature page follows]

     IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed and delivered by a duly authorized officer or representative of Purchaser and Seller as of the date first above written.

SELLER:

LOCATEPLUS HOLDINGS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

LOCATEPLUS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

CERTIFION CORPORATION,
a California corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

PURCHASER:

USA PROTECT, LLC

By:
Name:
Title:

EXHIBIT B
ASSIGNMENT OF MARKS AND NAMES

ASSIGNMENT OF TRADEMARKS AGREEMENT
     THIS ASSIGNMENT OF TRADEMARKS AGREEMENT is made, executed and delivered as of September 30, 2011 by LocatePLUS Holdings Corporation, a Delaware corporation (“Seller”), in favor of USA Protect, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between Seller and Purchaser, Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in the Included Assets (as defined in the Purchase Agreement) to Purchaser, and Purchaser has agreed to purchase and acquire such Included Assets from Seller, in accordance with Sections 105, 363, and 365 of the Bankruptcy Code, and all as more fully described in the Purchase Agreement.
     WHEREAS, the terms and conditions of the Purchase Agreement were approved by an Order authorizing the sale of assets entered by the United States Bankruptcy Court for the District of Massachusetts on __________, 2011 (the “Sale Order”). Among other things, the Sale Order authorized, subject to certain assumption and assignment procedures approved in the Sale Order, Seller to assign, and Purchaser to assume, all of the Assumed Contracts pursuant to Sections 365(b), (c), and (f) of the Bankruptcy Code.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized terms that are used but not defined in this Assignment and Assumption Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.
     2. Assignment. Subject to the terms and conditions of the Purchase Agreement, Seller does hereby sell, convey, assign, transfer and deliver to Purchaser all of Seller’s right, title and interest in, to and under all of the trademark described on Schedule 1 (the “Assigned Trademark”) hereto, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities) pursuant to Sections 105, 363, and 365 of the Bankruptcy Code.
     3. Recordation of Assignment. The Parties hereby request and authorize the relevant authority at the United States Patent and Trademark Office and/or the applicable foreign authorities to record Assignee as the assignee and owner of the Assigned Trademark.
     4. No Third Party Beneficiaries. Nothing in this Assignment of Trademarks Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Assignment of Trademarks Agreement.

     5. Binding Effect; Assignment. This Assignment of Trademarks Agreement shall be binding upon and inure solely to the benefit of Purchaser and Seller and their respective successors (whether by operation of Law or otherwise) and permitted assigns. For the avoidance of doubt, Purchaser may assign all or any portion of its rights and obligations hereunder to one or more Affiliates of Purchaser.
     6. Governing Law. This Assignment of Trademarks Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by the Bankruptcy Code.
     7. Construction. This Assignment of Trademarks Agreement is delivered pursuant to and is subject to the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Assignment of Trademarks Agreement, the terms of the Purchase Agreement shall prevail.
     10. Notices. All notices and other communications hereunder shall be made in accordance with Section 10.4 of the Purchase Agreement.
     11. Counterparts. This Assignment of Trademarks Agreement may be executed in any number of counterparts and by facsimile (or by other electronic means), each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.
[Signature page follows]

     IN WITNESS WHEREOF, this Assignment of Trademarks Agreement has been duly executed and delivered by a duly authorized officer or representative of Purchaser and Seller as of the date first above written.

SELLER:

LOCATEPLUS HOLDINGS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

SCHEDULE 1
Trademark (Service Mark) Applications
LocatePLUS Holdings Corporation submitted an application to the USPTO for the Stylized and/or Design of LocatePLUS. The registration application Serial number is 77843711. To date, a final action from the USPTO has not been received and the action is pending.

EXHIBIT C
BILL OF SALE

BILL OF SALE
     THIS BILL OF SALE is made, executed and delivered as of September 30, 2011, by and between LocatePLUS Holdings Corporation, a Delaware corporation, LocatePLUS Corporation, a Delaware corporation, and Certifion Corporation, a California corporation, (“Seller”), and USA Protect, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between Seller and Purchaser, Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in, to and under the Included Assets (as defined in the Purchase Agreement) to Purchaser, and Purchaser has agreed to purchase and acquire such Included Assets from Seller, all as more fully described in the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized terms that are used but not defined in this Bill of Sale shall have the meaning ascribed to such terms in the Purchase Agreement.
     2. Conveyance. Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser all of its right, title and interest in and to all of the Included Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and Claims (other than Assumed Liabilities), to have and to hold such Included Assets to and for Purchaser’s use forever.
     3. Appointment. Seller hereby constitutes and appoints Purchaser, and its successors and assigns, as Seller’s true and lawful attorney, with full power of substitution, in Seller’s name and stead, by, on behalf of and for the benefit of Purchaser, and its successors and assigns, to demand and receive any and all of the Included Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of Purchaser, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which Purchaser, and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Included Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, assigned, conveyed, transferred and delivered, and to do all acts and things in relation to the Included Assets transferred hereunder that Purchaser, and its successors or assigns, shall deem desirable.
     4. No Third Party Beneficiaries. Nothing in this Bill of Sale, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Bill of Sale.
     5. Binding Effect; Assignment. This Bill of Sale shall be binding upon and inure solely to the benefit of Purchaser and Seller and their respective successors (whether by operation of Law or otherwise) and permitted assigns. For the avoidance of doubt, Purchaser may assign all or any portion of its rights and obligations hereunder to one or more Affiliates of Purchaser.
     6. Governing Law. This Bill of Sale shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by the Bankruptcy Code.
     7. Construction. This Bill of Sale is delivered pursuant to and is subject to the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall prevail.
     8. Notices. All notices and other communications hereunder shall be made in accordance with Section 10.4 of the Purchase Agreement.
     9. Counterparts. This Bill of Sale may be executed in any number of counterparts and by facsimile (or other electronic means), each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.
[Signature page follows]

     IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized officers or representatives of the parties hereto as of the date first above written.

SELLER:

LOCATEPLUS HOLDINGS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

LOCATEPLUS CORPORATION,
a Delaware corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

CERTIFION CORPORATION,
a California corporation

By:
Name:	Stephen S. Gray, solely in his capacity as
Chapter 11 Trustee
Title:	Chapter 11 Trustee

SCHEDULE 1.2
DEFINITIONS

SCHEDULE 1.2
DEFINITIONS
     “Accounts Receivable” means any and all accounts receivable, notes receivable, checks, similar instruments and other amounts receivable, billed or unbilled, owed to Seller for products sold or services rendered in the operation of the Business, together with all security or other collateral therefor and any interest for unpaid financing charges accrued thereon, in each case as of the Closing Date.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the preamble.
     “Allocation” has the meaning set forth in Section 2.9.
     “Assignment and Assumption Agreement” means an agreement providing for the assignment by Seller of Seller’s right, title and interest in and to the Assumed Contracts, and the assumption by Purchaser of the Assumed Liabilities, substantially in the form attached hereto as Exhibit A.
     “Assignment of Marks and Names” means an assignment of Marks, including Domain Names, substantially in the form attached hereto as Exhibit B.
     “Assumed Contract” has the meaning set forth in Section 2.1(a).
     “Assumed Liabilities” has the meaning set forth in Section 2.5.
     “Auction” has the meaning set forth in the recitals to this Agreement.
     “Avoidance Actions” means all avoidance actions or Claims available to Seller under chapter 5 of title 11 of the Bankruptcy Code, including any such Claims and actions arising under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code.
     “Bankruptcy Code” means title 11 of the United States Code.
     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Massachusetts.
     “Beverly Facility” means the Seller facility located at 100 Cummings Center, Suite 216 G, Beverly, Massachusetts 01915.
     “Beverly Facility Media” means all hard drives and other electronic media containing private information supplied by vendors of the Debtors that are located at the Beverly Facility.

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     “Bidding Procedures Order” means the Order (I) Approving Bidding Procedures; (II) Establishing Certain Related Deadlines; and (III) Granting Related Relief entered by the Bankruptcy Court on August 15, 2011.
     “Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit C.
     “Books and Records” means all documents used by Seller prior to the Closing Date in connection with, or relating to, the Included Assets, the Assumed Liabilities, or the operations of Seller, including all files, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information), which, for the avoidance of doubt, shall exclude the Retained Books and Records.
     “Business” has the meaning set forth in the recitals to this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close under applicable Legal Requirement.
     “Business IP” has the meaning set forth in Section 2.1(d).
     “Cash Purchase Price” has the meaning set forth in Section 2.4.
     “Certifion” has the meaning set forth in the preamble.
     “Claims” means any and all claims (as that term is defined and used in the Bankruptcy Code, including Section 101(5) thereof), liabilities, obligations, commitments, causes of action, choses in action, right to sue, right of recovery, demands, judgments, contract rights, rights of recovery, reimbursement rights, indentures, loan agreements, instruments, product liability claims, alter-ego claims, environmental rights and claims (including, without limitation, toxic tort claims), labor rights and claims (including without limitation pursuant to WARN), employment rights and claims, pension rights and claims, tax claims, regulatory violations by any governmental entity, decrees of any court or foreign or domestic governmental entity, debts arising in any way in connection with any agreements, acts or omissions, warranties, rights to refund or reimbursement, guaranties, indemnity rights, contribution claims, exoneration rights, and all other matters of any kind and nature giving rise to a right of payment, whether known or unknown, choate or inchoate, filed or unfiled, recorded or unrecorded, perfected or unperfected, scheduled or unscheduled, noticed or unnoticed, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, and whether imposed by agreement, understanding, statute, common law, equity, admiralty or otherwise, including claims arising under any theory, law or doctrine of successor liability.
     “Closing” has the meaning set forth in Section 7.1.
     “Closing Date” has the meaning set forth in Section 7.1.

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     “Closing Documents” means any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.
     “Collection Period” means the forty-five (45) day period following the Closing Date.
     “Consent” means any consent, approval, concession, grant, waiver, exemption, license, entitlement, suitability determination, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.
     “Contract” means any contract, agreement, understanding, or other arrangement (whether oral or written), affecting or related to the Business or any of the Included Assets, real or personal, entered into by Seller or by which Seller is bound or by which any property of Seller is subject to an Encumbrance or under which Seller has any rights or obligations entered into by Seller, but excluding any Lease.
     “Contract Rights” means Seller’s rights under all vendor agreements, customer agreements, license agreements, consulting agreements, equipment leases, confidentiality agreements, non-disclosure agreements, non-compete or non-solicitation agreements used in the conduct of or related to the Seller’s Business, including any and all warranties contained therein.
     “Copyrights” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.
     “Cummings Lease” means that certain Commercial Lease by and between Cummings Properties, LLC, as lessor, and LocatePLUS Holdings Corporation, LocatePLUS Corporation and Worldwide Information, Inc., as lessee, for the premises located at 100 Cummings Center, Suite 216-G, Beverly, MA 01915 for a term of one year commencing at noon on September 1, 2011 and ending at noon on August 30, 2012.
     “Cummings Lease Cure Amounts” has the meaning set forth in Section 2.5(b).
     “Cummings Lien” means the lien that the landlord under the Cummings Lease has on and being limited to the tangible assets located at the Beverly Facility.
     “Cure Costs” has the meaning set forth in Section 2.5(b).
     “Debtors” has the meaning set forth in the recitals to this Agreement.
     “Deposit” means any security, vendor, utility, or other similar deposits by Seller and any prepaid expenses, advances, professional retainers, advance payments or prepayments made by Seller.
     “Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
     “Domain Names” means Internet domain names held or used by Seller.

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     “Employee Benefit Plans” means each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Seller or by any trade or business, whether or not incorporated, all of which together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
     “Employee Related Liabilities” means accrued obligations and liabilities, including payroll, accrued commissions, accrued and unused vacation, time off or sick leave, all accrued benefits, health claims or other obligations.
     “Encumbrances” means any and all liens, encumbrances and other interests (including as such term is used in Section 363(f) of the Bankruptcy Code) against the Debtors, their predecessors, affiliates and/or subsidiaries, and their assets, including but not limited to mortgages, security interests, hypothecations, charges, deeds of trust, conditional sale rights or other title retention agreements, pledges, leases, licenses, option rights or claims, rights of first refusal, consent rights, restrictions (including, without limitation, any restriction on the use, voting rights, transfer rights, claims for receipt of income or other exercise of any attributes of ownership), offsets, recoupment rights, reclamation rights or claims, rights of rescission, or any other right that is or might be construed to be a right against or an interest in property or that might affect title to any of the Included Assets, whether known or unknown, choate or inchoate, filed or unfiled, recorded or unrecorded, perfected or unperfected, scheduled or unscheduled, noticed or unnoticed, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, and whether imposed by agreement, understanding, statute, common law, equity, admiralty or otherwise.
     “Equipment” means all tangible personal property, including desks, chairs, tables, cabinets, cubicles, furniture, fixtures, furnishings, work equipment, machinery, motor vehicles, spare parts, tools, computers, servers, network and Internet- and information technology systems-related equipment, computer hardware, photocopiers, telephone lines, facsimile machines and other business equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools), advertising, marketing and promotional materials and all other printed or written materials used in connection with the Business, tools, racking, molds, forms, dies and tooling and miscellaneous items, miscellaneous office furnishings and supplies, maintenance equipment, signs, signage, and other tangible personal property, other than any tangible personal property subject to a Personal Property Lease unless such Personal Property Lease is an Assumed Contract.
     “ERISA” has the meaning set forth in the definition of “Employee Benefit Plans” on this Schedule 1.2.

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     “Escrow Holder” means Brown Rudnick LLP, the Seller or the Seller’s representatives or affiliates.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” means any Contract to which Seller is a party which is not an Assumed Contract.
     “Excluded Liabilities” has the meaning set forth in Section 2.6.
     “Execution Date” has the meaning set forth in the preamble.
     “GAAP” means United States generally accepted accounting principles in effect from time to time.
     “Governmental Authority” means any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.
     “Included Assets” has the meaning set forth in Section 2.1, excluding, for the avoidance of doubt, the Excluded Assets.
     “Intellectual Property Rights” means forms of technology and intellectual property including any or all of the following as they exist in any jurisdictions:
     (i) inventions (whether or not patentable), discoveries, improvements, business methods, and processes, including patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended modified, withdrawn or refiled) (“Patents”);
     (ii) words, names, symbols, designs and other designations to identify or distinguish a business, good, group, product, or service, including trademarks, service marks, trade dress, trade names, brand names, Domain Names, designs or logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (“Marks”);
     (iii) published and unpublished works of authorship (whether or not registered or registrable) including audiovisual works, websites and web pages, collective works, data and databases, documentation, compilations, literary works, sound recordings, derivative works, moral rights, including copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”);
     (iv) information that is not generally known or otherwise readily ascertainable through proper means, including trade secrets, confidential business information and

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other proprietary information including, without limitation, customer information, telephone and facsimile numbers, listings in telephone books and directories (in any media), blue prints, drawings, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, databases and other collections of data, mask works, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”);
     (v) Software;
     (vi) all databases owned by Seller and used in the Business;
     (vii) all licenses, sublicenses, and other agreements or permissions related to the property described in clauses (i) to (v) of this definition; and
     (viii) claims, demands and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing, including any past, present or future infringement, misappropriation or other violation of any of them.
     “IRC” means the Internal Revenue Code of 1986, as amended.
     “Law” means all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Authority, including any Orders.
     “Lease” means any lease, sublease, license or similar contract (whether oral or written) or affecting or related to the Business or any of the Included Assets, real or personal, entered into by Seller or by which Seller is bound or by which any property of Seller is subject to an Encumbrance or under which Seller has any rights or obligations, including all options to renew, purchase, expand or lease (including any leasehold improvements to any facilities or appurtenances to such improvements (including, without limitation, buildings, structures, storage areas, driveways, walkways and parking areas), rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all Deposits made in connection with such Leases.
     “Legal Proceeding” means any action, complaint, suit, litigation, arbitration, mediation, appeal, petition, inquiry, hearing, order, decree, legal proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any arbitral or other tribunal or any Governmental Authority.
     “Legal Requirement” means federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, ordinance, principle of common law, code, regulation, or treaty.
     “Liability” means any debt, liability, commitment or other obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or not yet due) and including all costs, fees and expenses relating thereto.
     “LocatePLUS Holdings” has the meaning set forth in the preamble.

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     “LocatePLUS” has the meaning set forth in the preamble.
     “Marks” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.
     “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (i) has been or would be reasonably likely to be material and adverse to the assets, liabilities, properties, Business, financial condition or capitalization of the Included Assets, the Assumed Liabilities; provided, however, that none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect under this subclause (i): (A) changes in general economic or financial market conditions, (B) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism, (C) changes in any Law or GAAP or interpretation thereof after the Execution Date, (D) any event as to which Purchaser has provided its express prior written consent hereunder and/or had actual knowledge of prior to the date hereof, (E) any announcement of this Agreement and the Transaction, (F) compliance by Seller with the terms of this Agreement, and each other agreement or document to be executed, filed or delivered in connection herewith and therewith, (G) changes, occurrences or developments in or related to the general industry or industries (or portions thereof) in which the Seller or the Business operate or are materially related thereto, or (H) the identity of, or any action taken by, Purchaser or any of its Affiliates or representatives.
     “Necessary Consent “has the meaning set forth in Section 2.7(a).
     “Notice” means any notice, request, Consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.
     “Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).
     “Ordinary Course” means the ordinary and usual course of normal day to day operations of the Business consistent with practices since July 15, 2011.
     “Party” or “Parties” has the meaning set forth in the preamble.
     “Patents” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.
     “Permits” means any and all Consents of Governmental Authorities relating to the Included Assets, the Assumed Liabilities or the Business.
     “Permitted Encumbrances” means, (x) the Encumbrances listed on Schedule A and (y) the Cummings Lien.
     “Person” means an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental

7

Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.
     “Personal Property Lease” means any Lease of tangible personal property.
     “Property Tax” means all real property and personal property taxes and assessments on the Included Assets.
     “Purchase Price” has the meaning set forth in Section 2.4.
     “Purchase Price Deposit” has the meaning set forth in Section 2.8(a).
     “Purchaser” has the meaning set forth in the preamble.
     “Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Retained Books and Records” means (A) any documents (including books and records) that Seller is prohibited (or reasonably believe to be prohibited) by applicable Legal Requirement to sell and transfer, (B) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence, actions or share capitalization of Seller, (C) any books and records or information related exclusively to any of the Excluded Assets, or Excluded Liabilities.
     “Sale Order” means the Order of the Bankruptcy Court entered in connection with the Transaction Hearing based on the record created during the Auction.
     “Schedule Supplement” has the meaning set forth in Section 5.3.
     “Seller” has the meaning set forth in the preamble.
     “Seller Chapter 11 Case” has the meaning set forth in the recitals to this Agreement.
     “Seller Employee” has the meaning set forth in Section 3.7.
     “Seller Transferred Employee” has the meaning set forth in Section 5.8(a).
     “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, including user manuals and training documentation, relating to any of the foregoing, in each case developed by or for, or licensed or made available to, Seller and related to the Business.
     “Successful Bidder” has the meaning set forth in the Bidding Procedures Order.

8

     “Systems” means all servers, systems, sites, circuits, networks and other computer assets and computer equipment owned, licensed or used by Seller and related to the Business.
     “Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).
     “Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.
     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.
     “Transaction” means the transactions contemplated herein to be consummated at the Closing, including the purchase and sale of the Included Assets and the assumption of the Assumed Liabilities provided for in this Agreement.
     “Transaction Hearing” has the meaning set forth in the Bidding Procedures Order.
     “Transfer Taxes” has the meaning set forth in Section 7.4(a).
     “Trustee” has the meaning set forth in the recitals to this Agreement.

9

SCHEDULE 2.1(a)
ASSUMED CONTRACTS
Commercial Lease, dated August 26, 2011, by and between Cummings Properties, LLC, as lessor, LocatePlus Holdings Corporation, LocatePlus Corporation, and Worldwide Information, Inc., as lessee,, for premises at 100 Cummings Center, Suite 216-G, Beverly, MA 01915.

SCHEDULE 2.1(b)
ASSETS NOT INCLUDED

WWI Equipment (Beverly, MA)
Machine				Machine
#	Name	Manuf	Model	type	Serial	OS	CPU	Memory	Power	Purpose	Notes

	02-048	Dell Computer Corporation	OptiPlex GX270	unknown	9W2HJ41	Microsoft Windows XP Professional	Intel(R) Pentium(R) 4 CPU 2.80GHz - 2793 x1	1024	on	desktop	SCivitarese
	CD-002	unk	unk	unk
	CD-003	unk	unk	unk
		Dell	Dimension 2400		5D4QG41	Microsoft Windows XP Professional
		Dell	Optiplex GX240		4PRQP51	Microsoft Windows XP Professional
		Dell	Dimension V400		02Z45	Microsoft Windows XP Professional
		Dell	Dimension V400		02Z4D	Microsoft Windows XP Professional
		Dell	Dimension V400		02BZS	Microsoft Windows XP Professional
		Dell	Dimension V400		02BZV	Microsoft Windows XP Professional
		Dell	Dimension 4300s		2YP8B11	Microsoft Windows XP Professional
	wwdatastore	Dell Computer Corporation		desktop server	GM5B021						Location - WWI office
		Dell	PowerEdge 1300		3MGAM	Microsoft Windows 2003 Server
	Leo	Dell	PowerEdge 1400SC		61B2R01	Microsoft Windows 2003 Server
		Dell	Dimension 340		8YY6611	Microsoft Windows XP Professional
	ngoc	N/A	N/A			Win 2k3 SBS					This is a VM. Needs new host.

TruBackgrounds Equipment (Oldsmar, FL)
Machine				Machine
#	Name	Manuf	Model	Type	Serial	OS	CPU	Memory	Power	Purpose	Notes

		Cisco	WS-C2948	Net Switch	JAB04440CCR	8.4(11)GLX
		DELL		PC	CN-OU0314-42940-36T-017B	WinXP
		GATEWAY		PC	002655584B	WinXP					OLD ACCOUNTING
		GATEWAY		PC	28561622	WinXP				NOP	ERIC
		GATEWAY		PC	26901329	WinXP				NOP	ERIC
		POWERSPEC		PC	8737630505450						Carrie
		DELL		PC	CN-OU0314-42940-392-019J	WinXP					NOP
		ACER		PC	PTSAROX00182500E003002	Win Vista					Tel Room

(qty: 1)		Server rack
(qty: 9)		Assorted LCD Monitors
(qty: 1)		PBX phone system
(qty: 10)		desks
(qty: ??)		chairs
(qty: ??)		file cabinets
Printers (leased)...
		Toshiba	E-Studio 35
		Toshiba	E-Studio 2500C
Printers (owned)...
		HP	LaserJet 4								Old - parallel - may not work

SCHEDULE 2.1(c)
SOFTWARE
The Seller uses shrink wrap and off the shelf software.

SCHEDULE 2.2(r)
ADDITIONAL EXCLUDED ASSETS
None.

SCHEDULE A
PERMITTED ENCUMBRANCES
Cummings Properties, LLC, secured party
UCC file number 53018364 filed on 9/29/05 with Delaware Secretary of State and continued on 6/4/10 with file number #2010 1951247.

SCHEDULE 3.4
CONSENTS
Commercial Lease, dated August 26, 2011, by and between Cummings Properties, LLC, as lessor, LocatePlus Holdings Corporation, LocatePlus Corporation, and Worldwide Information, Inc., as lessee, for premises at 100 Cummings Center, Suite 216-G, Beverly, MA 01915

SCHEDULE 3.5
TITLE TO INCLUDED ASSETS
Liens of Record:
LocatePLUS Holdings Corporation
1)	Cummings Properties, LLC UCC filed with Delaware Secretary of State on 1/10/01 (in lieu filed on 9/29/05 and continued on 6/4/10).

2)	Gulabtech, LLC UCC filed with Delaware Secretary of State on 3/21/07 by Cornell Capital Partners, LP, amended on 12/4/09 and assigned to Gulabtech, LLC on 4/11/11.

3)	Derrick A. Spatorico UCC filed with Delaware Secretary of State on 12/16/09
LocatePLUS Corporation
1)	Gulabtech, LLC UCC filed with Delaware Secretary of State on 3/21/07 by Cornell Capital Partners, LP, amended on 12/4/09 and assigned to Gulabtech, LLC on 4/11/11.
Certifion Corporation
None

SCHEDULE 3.6
MARKS, PATENTS AND COPYRIGHTS
Trademark (Service Mark) Applications
LocatePLUS Holdings Corporation submitted an application to the USPTO for the Stylized and/or Design of LocatePLUS. The registration application Serial number is 77843711. To date, a final action from the USPTO has not been received and the action is pending.
Domains
careerscreen.net
entersect.com
entersect.net
entersect.org
locateplus.com
lpnoc.com
lppolice.com
lppolice.net
lppolice.org
lpwn.biz
lpwn.com
lpwn.info
lpwn.name
lpwn.net
lpwn.org
lpwn.us
lpwn.ws
lpxml.com
lpxml.info
lpxml.net
locateamerica.com

SCHEDULE 3.7
SELLER EMPLOYEES

Last, First	Company	State	Job Title	Annual Salary
ADKINS, DEBORAH	Entersect	FL	CUSTOMER SERVICE	$24,960.00
SEGUIN, SARAH	Entersect	FL	CUSTOMER SERVICE	$22,880.00
BARR, KRYSTLE	LocatePlus	MA	Assistant Operations Manager	$36,564.88
BIRCH, LINDA	LocatePlus	MA	CUSTOMER SERVICE	$29,120.00
Gabriel, Dennis	LocatePlus	MA	Junior Systems Administrator	$26,000.00
Gullotti, Alyssa	LocatePlus	MA	Sales Representative	$30,000.00
JOHNS, GAIL	LocatePlus	MA	Sr. Operations Associate	$42,117.50
KLEINBOCK, STELLA	LocatePlus	MA	Web Design Developer	$115,000.08
LAPOINTE, NANCY	LocatePlus	MA	CUSTOMER SERVICE	$21,970.00
MCKAY, RONNIE	LocatePlus	MA	SALES	$31,200.00
NEGRON, SORAIDA	LocatePlus	MA	CUSTOMER SERVICE	$27,040.00
STURGEON, JOSHUA	LocatePlus	MA	SEO/SEM Manager	$50,000.00
BOUCHARD, NICHOLAS	LocatePlus Holdings Corporation	MA	VP of Finance	$100,000.16
CLEWELL, CHRISTINE	LocatePlus Holdings Corporation	MA	Staff Accountant	$46,199.87
Comeau, Tina	LocatePlus Holdings Corporation	MA	A/R Clerk/Billing Specialist	$34,999.90
CUNHA, AMANDA	LocatePlus Holdings Corporation	MA	Operations Manager	$60,000.00
FOLTARZ, MARK	LocatePlus Holdings Corporation	FL	Progammer	$58,000.28
MARKS, KSENIA	LocatePlus Holdings Corporation	MA	Database Engineer	$94,500.12
VIGNA, STACEY	LocatePlus Holdings Corporation	MA	HR Generalist/Risk Analyst	$42,500.00
VOGEL, PETER	LocatePlus Holdings Corporation	FL	Director of IT	$89,999.78
WATERS, JAMES	LocatePlus Holdings Corporation	MA	Director of Sales and Marketing	$110,000.02